EXHIBIT 99.1

Merrill Merchants Bancshares, Inc. Reports Record Fourth Quarter 2004 Earnings

Bangor, Maine, January 21, 2005:  Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq:  MERB), the parent company of Merrill Merchants Bank, reported record net income of $1.4 million for the three months ended December 31, 2004, a 18% increase over the same period last year.  The Company reported diluted earnings per share of $0.40 for the fourth quarter of 2004, a 21% increase over 2003’s fourth quarter earnings per share of $0.33.

The Company reported net income of $4.9 million or earnings per share of $1.44 on a fully diluted basis for the twelve months ended December 31, 2004, compared to $4.3 million or earnings per share of $1.26 for the same period last year.

Balance Sheet.  The Company’s consolidated assets were $368.7 million at December 31, 2004, an increase of $26.5 million or 8% from the same date a year ago.  Comparing December 31, 2004 and 2003, total loans grew $36.5 million or 15%.  Real estate lending was strong with construction balances increasing 33%, home equity balances growing 20% and residential mortgages up 9%.  The commercial and commercial real estate portfolio grew at a rate of 16% and consumer loans increased 8% from a year ago.

Total deposits were $299.8 million at December 31, 2004 versus $258.8 million a year ago, representing growth of $40.9 million or 16%.  Checking account balances increased $12.8 million or 15% due to deposit relationships associated with new loan business and the new accounts generated by marketing the Bank’s High Performance Checking program.  Comparing December 31, 2004 and 2003, money market balances increased 35%, savings accounts grew 4% and retail certificates of deposit decreased 1%.  Certificates of deposit obtained on the national market increased $13.2 million from a year ago as the Company obtained longer-term funding at favorable interest rates.

Net Income.  The Company’s net income for the twelve months ended December 31, 2004 amounted to $4.9 million compared to $4.3 million for the same period in 2003, an increase of 14%.  Return on average equity increased to 16.06% for 2004 compared to 14.74% last year and return on average assets increased to 1.36% from 1.34%.

Net income for the three months ended December 31, 2004 increased $211,000 or 18% compared with the same period in 2003.  Return on assets and return on equity were 1.45% and 17.43%, respectively, for the fourth quarter of 2004 compared to return on assets of 1.35% and return on equity of 15.14% for the same period in 2003.

Net Interest Income.  Net interest income increased $1.3 million, or 10%, for the twelve months ended December 31, 2004 to $13.8 million.  The increase was driven by $38.2 million of growth in average earning assets for the twelve months of 2004 compared to the same period in 2003, which was offset by a decline in the net interest margin.    The Company’s net interest margin decreased to 4.04% for 2004, compared to 4.12% in 2003.  Net interest income for the fourth quarter of 2004 increased 11% to $3.6 million and the net interest margin for both the fourth quarter of 2004 and 2003 was 4.05%.

Non-Interest Income.  Non-interest income was $5.0 million for the twelve months ended December 31, 2004, a decrease of $177,000 compared to the same period in 2003.  Mortgage refinance activity has slowed considerable in 2004 resulting in a decline in mortgage gains of $911,000, or 50%, for 2004.  Service fees on deposit accounts increased 20%, trust fees grew 17% and gains on investment securities increased $206,000 from a year ago.

Non-interest income was $1.3 million for both the fourth quarter of 2004 and 2003.  Gains on mortgage sales declined 43% while service fees on deposit accounts increased 7%, other service fees increased 18% and trust fees grew 11%.

Non-Interest Expense.  Non-interest expense totaled $11.0 million for the twelve months ended December 31, 2004 compared to $10.7 million for the same period last year.  The increase in non-interest expense of $324,000, or 3%, was due to increases in personnel costs of 7%, occupancy costs of 6% and data processing costs of 10%.  These increases were offset by declines in equipment expenses of 5% and other expenses of 6%.   The $175,000 decrease in other expenses was due to a decline in both merchant processing expenses and amortization of mortgage servicing rights.

Non-interest expense increased $106,000, or 4%, to $2.8 million for the fourth quarter of 2004 compared to the fourth quarter of 2003.  The increase was the result of an increase in personnel costs of 10% and a decline in other expenses of 12% related to a reduction in merchant processing expenses and amortization of mortgage servicing rights.

Shareholders’ Equity.  At December 31, 2004, shareholders’ equity totaled $31.3 million.  The net increase of $776,000 in 2004 was attributable to:  net income of $4.9 million; stock option exercises and the related tax benefit of $86,000, less share repurchases of $2.2 million; and $1.9 million in cash dividends.  In 2004, dividends declared per share increased 19% to $0.56 per share.  In the fourth quarter, the Company declared a cash dividend of $.15 per share on the Company’s common stock.  This was an increase of 19% over last year’s fourth quarter dividend.

On June 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5% of its outstanding shares of common stock.  As of December 31, 2004, 16,637 shares had been repurchased under the program.  Repurchases will be made from time to time at the discretion of Company management.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine.  Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine.  The Bank is a “Preferred Lender” of the Small Business Administration.

MERRILL MERCHANTS BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(In thousands except per share data)	2004	2003	2004	2003
Interest income	$4,957	$4,400	$18,708	$17,213
Interest expense	1,342	1,136	4,935	4,734
Net interest income	3,615	3,264	13,773	12,479
Provision for loan losses	92	111	348	444
Non-interest income	1,314	1,324	5,005	5,181
Non-interest expense	2,833	2,727	11,042	10,718
Income before income taxes	2,004	1,750	7,388	6,498
Income taxes	649	606	2,481	2,196
Net income	$1,355	$1,144	$4,907	$4,302

Per share data
Basic earnings per common share (1)	$0.41	$0.33	$1.46	$1.26
Diluted earnings per common share (1)	$0.40	$0.33	$1.44	$1.26

(1)   Adjusted to reflect the 3% stock dividend in March 2004.

SELECTED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
(In thousands)	2004	2003
Total assets	$368,690	$342,189
Loans receivable, net	279,122	242,860
Loans held for sale	617	789
Investment securities	66,099	76,140
Deposits	299,782	258,848
Shareholders’ equity	31,329	30,553

Off-Balance Sheet
Trust assets under management	356,436	315,542
Mortgage servicing portfolio	122,125	106,864

OTHER SELECTED CONSOLIDATED DATA

(Unaudited)

	At or for the Three Months Ended December 31,		At or for the Twelve Months Ended December 31,

	2004	2003	2004	2003
Return on average assets (1)	1.45%	1.35%	1.36%	1.34%
Return on average equity (1)	17.43%	15.14%	16.06%	14.74%
Leverage ratio	8.26%	8.84%	8.26%	8.84%
Net interest margin (1)	4.05%	4.05%	4.04%	4.12%
Non-performing assets to total assets	0.44%	0.18%	0.44%	0.18%
Net loan charge-offs to average net loans (1)	0.03%	0.04%	0.05%	0.04%
Allowance for loan losses to total loans	1.37%	1.48%	1.37%	1.48%
Number of shares outstanding (2)	3,340,310	3,423,511	3,340,310	3,423,511
Weighted-average shares outstanding-diluted (2)	3,367,124	3,455,467	3,399,706	3,425,897
Book value per share (2)	$9.38	$8.92	$9.38	$8.92

(1)   Computed on an annualized basis.

(2)   Adjusted to reflect the 3% stock dividend in March 2004.

This press release and the documents incorporated by reference herein contain certain forward-looking statements.  These forward-looking statements may be contained in this press release, quarterly filing with the Securities and Exchange Commission (the “SEC”), the Annual Report to Shareholders, other filings with the SEC, and in other communications by Merrill Merchants Bancshares, Inc. (the “Company”) and its wholly-owned subsidiary, Merrill Merchants Bank (the “Bank”), which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.  In preparing these disclosures, management must make assumptions, including, but not limited to, the level of future interest rates, prepayments on loans and investment securities, required levels of capital, needs for liquidity, and the adequacy of the allowance for loan losses. These forward-looking statements may be subject to significant known and unknown risks uncertainties, and other factors, including, but not limited to, those matters referred to in the preceding sentence.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the facts which affect the Company’s business.

For further information contact:

Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)

Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)

Merrill Merchants Bancshares, Inc.

www.merrillmerchants.com

(207) 942-4800